Exhibit 99.5
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of D. Stephen Menzies
Senior Vice President and Group President
Rail and Railcar Leasing Groups
October 29, 2014

Thank you, Bill, good morning!

TrinityRail’s positive operating momentum continued during the third quarter. Our integrated business platform is well positioned and responding effectively to strong railcar demand. During the 3rd quarter our Rail Group and Leasing and Management Services Group delivered outstanding results. Our operating and financial flexibility continues to differentiate TrinityRail, enhancing our position as a premier provider of railcar products and services.

The North American railcar industry experienced a record level of orders during the third quarter reflecting broad industry demand. The industry backlog now stands at over 124,000 railcars eclipsing last quarter’s record levels. During the third quarter, TrinityRail received orders for 14,120 new railcars including covered hoppers, tank cars and auto racks with orders received from railroads, 3rd party lessors and industrial shippers. Our backlog increased to 51,725 railcars with a new record value of approximately $6.1 billion.

The North American energy renaissance and economic recovery are driving increased demand for railcars across a broad number of key markets. We continue to receive orders for tanks cars to transport crude oil and other flammables although some demand is currently paused pending regulatory clarity. Demand for railcars to transport sand and proppants used in oil and gas production remains very strong. We are also seeing rising railcar demand in downstream oil and gas markets such as petrochemicals, chemicals, and fertilizers. We believe this downstream demand will continue to grow with the significant investments being made in production capacity in those industries. There is steady demand for railcars supporting the automotive and steel industries as well as construction related activities. Demand for railcars to move agricultural products is also strong as existing railcar supply is limited for this year’s harvest and rising grain exports. In addition, the replacement of the aging North American fleet continues to be an important driver of long term railcar demand. This demand environment creates an exciting period for the railcar business and presents, potentially, an early stage of an elongated railcar cycle.

During the third quarter, our Rail Group produced another record level of operating profit. I am very pleased with the group’s ability to sustain high levels of productivity and efficiency while facing some operational headwinds due to product mix changes and production line changeovers. Our industry-leading backlog, comprised of a broad mix of tank and freight cars, positions us to realize benefits from extended production runs into 2015 and 2016. During the third quarter, the Rail Group delivered 7,745 railcars. In the fourth quarter, we expect to deliver between 8,100 and 8,300 railcars which brings total annual deliveries to approximately 30,000 railcars in 2014, a record level for Trinity. As we enter 2015, we expect a production rate similar to that of the upcoming fourth quarter. If sustained, this will result in another record year of railcar deliveries for TrinityRail.

We continue to make investments in our business to prepare for tank car regulatory changes expected from the U.S. Department of Transportation and Transport Canada in the very near future. We appreciate the careful considerations that the federal regulatory agencies are giving to the many public responses to the Notice of Proposed Rulemaking. TrinityRail continues to participate in the industry dialogue. Our priority is to ensure the regulatory compliance of our own lease fleet, as well as those of key strategic customers. Keep in mind, the issuance of new regulations does not change the fact that commodities currently transported in DOT111 tank cars, will still need to be transported in either modified tank cars or new tank cars. TrinityRail is well positioned to meet demand for railcars created by both alternatives.

We recently announced plans to establish a maintenance services facility in the state of Iowa. The development of this new facility increases our capacity to ensure our growing lease fleet of tank cars meets regulatory requirements and to perform modifications that may stem from new tank car regulations. As a reminder, in the second quarter, we announced the acquisition of our Arkansas maintenance services facility. Our ongoing investments in maintenance services facilities ensure that both our leasing company and our key industrial customers have access to cost-effective services in a capacity-constrained marketplace.

During the third quarter, our Leasing Group reported an increase in year-over-year operating profit due to strong market fundamentals and new additions to the wholly-owned lease fleet. With industry railcar utilization quite high, there are very few available existing railcars. New railcar production backlogs extend well into 2016 and some into 2017 for both new tank and freight cars. These factors combined with rising new railcar prices are driving very strong lease renewal rate increases across most railcar types. Our lease fleet utilization at the end of the third quarter was 99.7%, up from 98.5% last year. I am very pleased with our sustained high level of fleet utilization and the strong renewal rate increases that our team continues to achieve.

During the third quarter the Leasing Group took delivery of approximately 1,830 new railcars. Our total lease fleet portfolio, including partially-owned subsidiaries, now stands at 74,945 railcars. At the end of the quarter, 28% of the railcars in our order backlog were committed to customers of our leasing business, bringing our leasing backlog to $1.7 billion. During the last twelve months, our commercial team has originated over $1.8 billion in new railcar leases and achieved excellent renewal results.

Over the last decade, we focused on investing in the lease fleet to offer ‘one-stop shopping’ for our industrial customers as well as creating a stable base of earnings and cash flow to mitigate rail market cyclicality on the Company’s overall results. Our leasing platform has grown and developed and now includes extensive relationships with institutional investors that will support the growth of our lease fleet. The size and scale of our leasing operations allows us to actively participate in the secondary market. Participating in the secondary market helps manage fleet diversification and creates the opportunity for transactional earnings. We expect transactional earnings to be a consistent part of the annual earnings profile of our leasing business.

In summary, the focused efforts of our dedicated TrinityRail team to enhance our operating and financial flexibility continue to drive strong performance levels. The investments we are making position us to benefit from strong market fundamentals as well as fulfill market requirements when new federal tank car guidelines are issued. I am very pleased with TrinityRail’s strong momentum as we finish the current year and head into 2015.

I will now turn it over to James for his remarks.